Exhibit 99.1
Consolidated Financial Statements
Triumph HealthCare Holdings, Inc., and Subsidiaries
Years Ended December 31, 2008, 2007, and 2006
With Report of Independent Auditors

Triumph HealthCare Holdings, Inc., and Subsidiaries
Consolidated Financial Statements
Years Ended December 31, 2008, 2007, and 2006

Report of Independent Auditors
The Board of Directors
Triumph HealthCare Holdings, Inc., and Subsidiaries
We have audited the consolidated balance sheets of Triumph HealthCare Holdings, Inc., and Subsidiaries (the Company) as of December 31, 2008 and 2007, and the related consolidated statements of operations, equity (deficit), and cash flows for each of the three years in the period ended December 31, 2008. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.
We conducted our audits in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. We were not engaged to perform an audit of the Company’s internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.
In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Triumph HealthCare Holdings, Inc., and Subsidiaries at December 31, 2008 and 2007, and the consolidated results of their operations and their cash flows for each of the three years in the period ended December 31, 2008, in conformity with U.S. generally accepted accounting principles.
As discussed in Note 14 to the Consolidated Financial Statements, the Company retrospectively adopted the presentation and disclosure requirements of Financial Accounting Standards Board Statement No. 160, Noncontrolling Interests in Consolidated Financial Statements, an amendment of ARB No. 51.
/s/ Ernst & Young LLP
Houston, Texas
April 22, 2009,
except for Note 14, as to which
the date is November 5, 2009

Triumph HealthCare Holdings, Inc., and Subsidiaries
Consolidated Balance Sheets

	December 31
	2008	2007

Assets
Current assets:
Cash and equivalents	$27,942,465	$6,872,483
Patient accounts receivables, net of allowance for doubtful accounts of $10.0 million and $7.9 million in 2008 and 2007, respectively	76,564,033	69,219,256
Inventory	3,419,681	3,246,902
Deferred income taxes	8,052,978	5,236,029
Prepaid expenses and other current assets	2,916,764	2,912,105

Total current assets	118,895,921	87,486,775
Property and equipment, net	62,144,123	62,328,582
Goodwill	171,331,353	164,834,589
Intangible assets, net	35,790,932	33,942,576
Other assets	7,972,909	9,583,547

Total assets	$396,135,238	$358,176,069

Liabilities and equity (deficit)
Current liabilities:
Accounts payable	$17,470,317	$13,178,437
Payroll and related accruals	13,519,952	11,851,221
Accrued interest	3,235,000	847,400
Other accrued expenses	11,571,151	10,823,449
Estimated third-party payor settlements	2,760,703	2,178,416
Interest rate swap agreements	5,900,706	—
Current portion of notes payable	3,231,695	3,218,146
Current portion of capital lease obligations	4,246,198	3,630,960

Total current liabilities	61,935,722	45,728,029

Notes payable, excluding current portion	406,094,033	394,325,729
Obligations under capital leases, excluding current portion	8,272,447	12,514,230
Deferred income taxes	1,910,671	1,050,016
Other long-term liabilities	5,602,966	4,895,598

Total liabilities	483,815,839	458,513,602
Commitments and contingencies
Equity (deficit):
Preferred stock, $0.01 par value per share, authorized - 50,000 shares; no shares issued and outstanding in 2008 and 2007	—	—
Common stock, $0.01 par value per share, authorized 10,542,903 and 9,042,903 shares in 2008 and 2007, respectively; issued and outstanding - 7,906,300 and 7,874,124 shares in 2008 and 2007, respectively	79,063	78,742
Additional paid-in capital	373,420	154,304
Accumulated other comprehensive loss	(3,583,049)	(856,209)
Accumulated deficit	(85,822,631)	(100,986,966)

Total Triumph HealthCare Holdings, Inc., stockholders’ equity (deficit)	(88,953,197)	(101,610,129)
Noncontrolling interest	1,272,596	1,272,596

Total equity (deficit)	(87,680,601)	(100,337,533)

Total liabilities and equity (deficit)	$396,135,238	$358,176,069

See accompanying notes.

Triumph HealthCare Holdings, Inc., and Subsidiaries
Consolidated Statements of Operations

	Year Ended December 31
	2008	2007	2006

Operating revenues:
Net patient service revenue	$420,679,090	$390,559,437	$363,230,546
Other revenues	3,046,562	2,894,462	2,853,565

Total operating revenues	423,725,652	393,453,899	366,084,111

Operating expenses:
Salaries and benefits	187,044,898	167,480,159	162,830,736
Contracted services and professional fees	55,344,533	58,470,708	54,366,154
Pharmaceuticals and supplies	50,416,177	47,609,660	42,957,631
Rent expense	25,666,236	23,611,715	21,469,744
Other operating expenses	21,409,815	19,277,887	18,372,205
Provision for doubtful accounts	7,077,314	5,826,502	4,604,075
Depreciation and amortization	12,929,439	14,591,641	13,846,655
Loss on disposal of assets	1,806,289	—	—
Intangible asset impairment	—	1,308,400	—

Total operating expenses	361,694,701	338,176,672	318,447,200

Operating income	62,030,951	55,277,227	47,636,911

Interest expense	34,853,489	39,536,763	31,297,478
Loss on early extinguishment of notes payable	—	—	6,273,125

Income before income taxes	27,177,462	15,740,464	10,066,308
Income tax expense	9,898,354	5,762,802	3,645,355

Consolidated net income	17,279,108	9,977,662	6,420,953

Less: Net income attributable to noncontrolling interest	2,114,773	1,036,137	2,124,495

Net income attributable to Triumph HealthCare Holdings, Inc.	$15,164,335	$8,941,525	$4,296,458

See accompanying notes.

Triumph HealthCare Holdings, Inc., and Subsidiaries
Consolidated Statements of Equity (Deficit)

	Triumph Healthcare Holdings, Inc. Stockholders
				Accumulated	Retained
			Additional	Other	Earnings
	Common Stock		Paid-In	Comprehensive	(Accumulated	Noncontrolling
	Issued	Par Value	Capital	Loss	Deficit)	Interest	Total

Balances, January 1, 2006	7,444,478	$74,445	$—	$—	$618,898	$2,885,656	$3,578,999
Net income and comprehensive income	—	—	—	—	4,296,458	2,124,495	6,420,953
Common stock dividends	—	—	—	—	(67,001,347)	—	(67,001,347)
Distributions paid to noncontrolling interest	—	—	—	—	—	(4,277,555)	(4,277,555)
Sale of subsidiary interest to noncontrolling interest	—	—	—	—	—	540,000	540,000

Balances, December 31, 2006	7,444,478	74,445	—	—	(62,085,991)	1,272,596	(60,738,950)
Comprehensive income:
Net income	—	—	—	—	8,941,525	1,036,137	9,977,662
Interest rate swap agreements fair value adjustment	—	—	—	(856,209)	—	—	(856,209)

Comprehensive income							9,121,453
Common stock dividends	—	—	—	—	(47,842,500)	—	(47,842,500)
Exercise of employee stock options	429,646	4,297	23,135	—	—	—	27,432
Stock-based compensation	—	—	131,169	—	—	—	131,169
Distributions paid to noncontrolling interest	—	—	—	—	—	(1,036,137)	(1,036,137)

Balances, December 31, 2007	7,874,124	78,742	154,304	(856,209)	(100,986,966)	1,272,596	(100,337,533)
Comprehensive income:
Net income	—	—	—	—	15,164,335	2,114,773	17,279,108
Interest rate swap agreements fair value adjustment, net of tax benefit of $2.3 million	—	—	—	(2,726,840)	—	—	(2,726,840)

Comprehensive income							14,552,268
Exercise of employee stock options	32,176	321	39,577	—	—	—	39,898
Stock-based compensation	—	—	179,539	—	—	—	179,539
Distributions paid to noncontrolling interest	—	—	—	—	—	(2,114,773)	(2,114,773)

Balances, December 31, 2008	7,906,300	$79,063	$373,420	$(3,583,049)	$(85,822,631)	$1,272,596	$(87,680,601)

See accompanying notes.

Triumph HealthCare Holdings, Inc., and Subsidiaries
Consolidated Statements of Cash Flows

	Year Ended December 31
	2008	2007	2006

Cash flows from operating activities
Consolidated net income	$17,279,108	$9,977,662	$6,420,953
Adjustments to reconcile consolidated net income to net cash provided by operating activities:
Depreciation and amortization	12,929,439	14,591,641	13,846,655
Provision for doubtful accounts	7,077,314	5,826,502	4,604,075
Amortization of deferred financing costs	1,538,410	1,300,497	957,311
Intangible asset impairment	—	1,308,400	—
Stock-based compensation	179,539	131,169	—
Loss on disposal of assets	1,806,289	—	—
Loss on early extinguishment of notes payable	—	—	6,273,125
Deferred tax expense (benefit)	361,363	(3,404,483)	(507,058)
Deferred rent	1,603,703	1,519,417	1,220,768
Changes in operating assets and liabilities, net of assets acquired and liabilities assumed:
Increase in patient accounts receivable	(14,422,091)	(15,374,533)	(19,324,785)
Increase in inventory	(71,574)	(43,016)	(155,412)
Increase (decrease) in prepaid expenses and other assets	67,568	(770,710)	(436,147)
Increase in accounts payable and accrued expenses	9,055,788	1,244,523	5,348,556
Increase (decrease) in estimated third-party payor settlements	582,287	(11,688,577)	10,573,798

Net cash provided by operating activities	37,987,143	4,618,492	28,821,839

Cash flows from investing activities
Purchases of property and equipment	(14,251,678)	(7,038,786)	(10,252,902)
Acquisition, primarily goodwill and property and equipment	(7,433,682)	(31,938,140)	—
Contingent consideration payments in Triumph Transaction	(1,164,370)	(5,027,233)	—
Increase in other assets	(147,864)	—	—
Change in restricted cash	—	—	600,000

Net cash used in investing activities	(22,997,594)	(44,004,159)	(9,652,902)

Triumph HealthCare Holdings, Inc., and Subsidiaries
Consolidated Statements of Cash Flows (continued)

	Year Ended December 31
	2008	2007	2006

Cash flows from financing activities
Common stock dividends	$—	$(47,842,500)	$(67,001,347)
Proceeds from sale of subsidiary noncontrolling interest	—	—	540,000
Distributions paid to noncontrolling interest	(2,114,773)	(1,036,137)	(4,658,986)
Payment of deferred financing costs	—	(2,821,971)	(7,092,367)
Proceeds from issuance of indebtedness	27,000,000	111,000,000	318,000,000
Repayments of indebtedness	(18,844,692)	(30,930,412)	(250,833,205)
Penalty payments for early extinguishment of notes payable	—	—	(1,600,000)
Proceeds from exercise of stock options	39,898	27,432	—

Net cash provided by (used in) financing activities	6,080,433	28,396,412	(12,645,905)

Net increase (decrease) in cash and cash equivalents	21,069,982	(10,989,255)	6,523,032
Cash and cash equivalents, beginning of year	6,872,483	17,861,738	11,338,706

Cash and cash equivalents, end of year	$27,942,465	$6,872,483	$17,861,738

Supplemental disclosure of cash flow information
Cash paid for interest	$32,465,889	$42,418,382	$27,942,255
Cash paid for income taxes	9,253,289	8,125,477	3,833,132
Noncash investing and financing activities:
Property and equipment obtained under capital leases	—	1,570,172	—
Interest rate swap agreements fair value adjustment	5,044,497	856,209	—
Purchase price allocation	—	—	4,483,903
Issuance of note receivable for sale of land	—	—	1,060,360
See accompanying notes.

Triumph HealthCare Holdings, Inc., and Subsidiaries
Notes to Consolidated Financial Statements
December 31, 2008
1. Organization
Description of Organization and Nature of Business
Triumph HealthCare Holdings, Inc. (the Company), is a Delaware corporation formed on August 20, 2004, by affiliated investment funds managed by TA Associates, Inc., primarily to invest in partnerships and corporations that establish and operate long-term acute care hospital (LTAC) facilities utilizing both freestanding and hospital-within-a-hospital (HwH) models. On October 21, 2004, the Company completed the acquisition (the Triumph Transaction) of substantially all of the assets and assumed certain liabilities of Triumph HealthCare, LLP.
As of December 31, 2008, the operations of the Company included 20 LTAC facilities totaling 1,182 licensed beds in Texas, Colorado, Ohio, North Dakota, Michigan, Pennsylvania, and Indiana (collectively, the Hospitals).
The consolidated financial statements of the Company include the accounts of its wholly owned and majority-owned subsidiaries. All significant intercompany balances and transactions have been eliminated in consolidation. Majority-owned subsidiaries included in the consolidated financial statements of the Company include the following:
Triumph HealthCare Third Holdings, LLC (Third Holdings), is a Delaware limited liability company formed on July 26, 2006, primarily to invest in partnerships and corporations that establish and operate LTACs as freestanding or HwHs. Third Holdings owns a 100% interest in Triumph HealthCare Second Holdings, LLC. Third Holdings is wholly owned by the Company.
Triumph HealthCare Second Holdings, LLC (Second Holdings), is a Delaware limited liability company formed on August 29, 2005, primarily to invest in partnerships and corporations that establish and operate LTACs as freestanding or HwHs. Second Holdings owns a 100% interest in New Triumph HealthCare, Inc., New Triumph HealthCare of Texas, LLC, and SCCI Health Services Corporation. In addition, Second Holdings owns a 99% interest in New Triumph Healthcare, LLP. Second Holdings is wholly owned by Third Holdings.
New Triumph HealthCare, LLP (New Triumph LLP), is a Texas limited liability partnership formed on August 25, 2004, primarily to invest in limited partnerships that operate LTAC facilities in the Houston, Texas, metropolitan area. At December 31, 2008, Second Holdings owns a 99% interest in New Triumph LLP.

Triumph HealthCare Holdings, Inc., and Subsidiaries
Notes to Consolidated Financial Statements (continued)
1. Organization (continued)
New Triumph HealthCare of Texas, LLC (New Triumph LLC), is a Texas limited liability company formed on August 23, 2004, primarily to invest in limited partnerships that operate LTAC facilities in the Houston, Texas, metropolitan area. New Triumph LLC holds general partner interests in the Triumph Hospital of North Houston, L.P., Triumph Hospital of East Houston, L.P., Triumph Southwest, L.P., and Triumph Medical Plaza, L.P. At December 31, 2008, Second Holdings owns a 100% interest in New Triumph LLC.
New Triumph HealthCare, Inc. (New Triumph HealthCare), is a Delaware corporation formed on August 20, 2004, primarily to invest in partnerships that operate LTAC facilities. New Triumph HealthCare holds a 1% ownership interest in New Triumph LLP. At December 31, 2008, Second Holdings owns a 100% interest of New Triumph HealthCare.
Triumph Hospital of North Houston, L.P. (the North Hospital), is a Texas limited partnership formed on June 25, 1999. The North Hospital operates an LTAC in a 98-bed, freestanding facility in Houston, Texas. In October 2007, the Triumph Northwest L.P. Hospital, which consists of a 115-bed freestanding facility and a 75-bed freestanding facility, was merged into the North Hospital. At December 31, 2008, New Triumph LLP owns an 84.31% limited partnership interest in the North Hospital. New Triumph LLC holds a 0.84% general partner interest in the North Hospital. The North Hospital holds a 0.45% limited partner interest in Triumph Southwest, L.P.
Triumph Hospital of East Houston, L.P. (the East Hospital), is a Texas limited partnership formed on February 9, 2000. The East Hospital operates three LTACs in or around Houston, Texas: a 93-bed freestanding facility, a 100-bed freestanding facility, and a 37-bed HwH facility. At December 31, 2008, New Triumph LLP owns an 85.57% limited partnership interest in the East Hospital. New Triumph LLC holds a 0.99% general partner interest in the East Hospital.
Triumph Northwest, L.P. (the Northwest Hospital), is a Texas limited partnership formed on January 28, 2002. In October 2007, the Northwest Hospital was merged into the North Hospital. Prior to this merger, the Northwest Hospital operated two LTACs in or around Houston, Texas: a 115-bed freestanding facility and a 75-bed freestanding facility. New Triumph LLP owned an 84.93% limited partnership interest in the Northwest Hospital. New Triumph LLC held a 0.77% general partner interest in the Northwest Hospital. The North Hospital owned a 0.5% limited partner interest in the Northwest Hospital.

Triumph HealthCare Holdings, Inc., and Subsidiaries
Notes to Consolidated Financial Statements (continued)
1. Organization (continued)
Triumph Southwest, L.P. (the Southwest Hospital), is a Texas limited partnership formed on April 1, 2002. The Southwest Hospital operates an LTAC in a 105-bed, freestanding facility and a 66-bed HwH facility in or around Houston, Texas. At December 31, 2008, New Triumph LLP owns an 85.73% limited partnership interest in the Southwest Hospital. New Triumph LLC holds a 0.89% general partner interest in the Southwest Hospital. The North Hospital owns a 0.45% limited partner interest in the Southwest Hospital.
Triumph Medical Plaza, L.P. (the Medical Plaza), is a Texas limited partnership formed on September 15, 2001. The Medical Plaza operates a medical office building adjacent to the North Hospital. At December 31, 2008, New Triumph LLP owns a 59.49% limited partnership interest in the Medical Plaza. New Triumph LLC holds a 1% general partner interest in the Medical Plaza.
SCCI Health Services Corporation (SCCI) is a Delaware corporation acquired on August 31, 2005. At December 31, 2008, SCCI holds the ownership interest in 12 LTAC facilities in Texas, Colorado, Ohio, North Dakota, Michigan, Pennsylvania, and Indiana, totaling 430 licensed beds, utilizing both freestanding and HwH models. At December 31, 2008, Second Holdings owns a 100% interest in SCCI.
2. Summary of Significant Accounting Policies
Use of Estimates
The preparation of financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements, and reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.
Cash and Cash Equivalents
Cash and cash equivalents include highly liquid investments with an original maturity of three months or less from the purchase date. Cash and cash equivalents of $27.9 million and $6.9 million as of December 31, 2008 and 2007, respectively, consisted primarily of an interest-bearing overnight money market account.

Triumph HealthCare Holdings, Inc., and Subsidiaries
Notes to Consolidated Financial Statements (continued)
2. Summary of Significant Accounting Policies (continued)
Net Patient Service Revenue
Net patient service revenue is recorded based upon estimated amounts due from patients and third-party payors for healthcare services provided based on historical experience, including anticipated settlements under agreements with Medicare and other third-party payors.
Approximately 69%, 74%, and 77% of the Company’s net patient service revenue in 2008, 2007, and 2006, respectively, was received under the Medicare program. The Company is paid on a prospective payment system for Medicare payment of long-term acute care hospitals (LTCH-PPS). Laws and regulations governing the Medicare program are complex and subject to interpretation. The Company believes that it is in compliance with all applicable laws and regulations and is not aware of any pending or threatened investigations involving allegations of potential wrongdoing, except as discussed in Note 13. Compliance with such laws and regulations can be subject to future government review and interpretation as well as significant regulatory action, including fines, penalties, and exclusions from the Medicare program.
See Note 13 for discussion of Centers for Medicare and Medicaid Services (CMS) current payment and published changes.
Net patient service revenue under certain third-party payor agreements is subject to audit and retroactive adjustments. Provisions for estimated third-party payor settlements and adjustments are estimated in the period the related services are rendered and adjusted in future periods as final settlements are determined. The effect of such adjustments decreased net patient service revenue by approximately $1.2 million in 2008 and increased net patient service revenue by approximately $0.3 million and $0.4 million in 2007 and 2006, respectively. Estimated third-party payor settlements reflected in the accompanying balance sheets reflect the difference between amounts received under interim payment plans from third-party payors, primarily Medicare, for services rendered and amounts estimated to be reimbursed by those third-party payors upon settlement of cost reports. The Company’s Medicare cost reports have year-ends that differ from the Company’s fiscal year. Management believes any future settlements and possible adjustments to settlements resulting from Medicare program audits are adequately provided for in the accompanying consolidated financial statements. However, it is possible that recorded estimates could change by material amounts in the near term.

Triumph HealthCare Holdings, Inc., and Subsidiaries
Notes to Consolidated Financial Statements (continued)
2. Summary of Significant Accounting Policies (continued)
Additionally, the Hospitals have also entered into payment agreements with certain commercial insurance carriers, health maintenance organizations, and preferred provider organizations. The basis for payment under these agreements includes prospectively determined rates per discharge, discounts from established charges, and prospectively determined daily rates.
Patient Accounts Receivable
Patient accounts receivable represent receivables from patients and third-party payors for medical services provided by the Hospitals. Such amounts are recorded net of contractual allowances and allowances for doubtful accounts. Allowances are estimated based on the differences between the expected net realizable amounts and billing rates, historical write-offs, and collection activity. Amounts are written off as deemed uncollectible by management.
Concentration of Credit Risk
Financial instruments that potentially subject the Company to concentration of credit risk consist primarily of cash and money market account balances and trade receivables. The Company invests its excess cash with a large financial institution. The Hospitals grant credit to patients, a majority of whom are located in the Houston, Texas, metropolitan area, under terms requiring timely payment. The Hospitals generally do not require collateral or other security in extending credit to patients; however, they routinely obtain assignment of (or are otherwise entitled to receive) patients’ benefits payable under patients’ health insurance programs, plans, or policies (e.g., Medicare and commercial insurance policies).
Inventory
Inventory, consisting primarily of medical and pharmaceutical supplies, is stated at the lower of cost or market. Cost is determined using the first-in, first-out method.
Property and Equipment
Property and equipment are recorded at cost, net of accumulated depreciation. Depreciation is computed using the straight-line method over the estimated useful lives of the assets ranging from 20 to 40 years for buildings and 3 to 15 years for furniture, fixtures, and equipment. Property under capital leases and leasehold improvements are amortized using the straight-line method over the shorter of the lease term or the estimated useful life of the property. All maintenance and repair costs are charged to expense as incurred.

Triumph HealthCare Holdings, Inc., and Subsidiaries
Notes to Consolidated Financial Statements (continued)
2. Summary of Significant Accounting Policies (continued)
Impairment of Long-Lived Assets
In accordance with Statement of Financial Accounting Standards (SFAS) No. 144, Accounting for Impairment or Disposal of Long-Lived Assets, long-lived assets, such as property and equipment and purchased intangibles with finite useful lives, are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Recoverability of assets to be held and used is measured by a comparison of the carrying amount of an asset to estimated undiscounted future cash flows expected to be generated by the asset. If the carrying amount of an asset exceeds its estimated future cash flows, an impairment charge is recognized by the amount by which the carrying amount of the asset exceeds the fair value of the asset.
Goodwill and Other Intangible Assets
Goodwill represents the excess of costs over fair value of assets of businesses acquired. Intangible assets are comprised primarily of licenses and certifications, trademarks, and noncompete agreements primarily originating from business combinations accounted for as purchase transactions. Goodwill and intangible assets acquired in a purchase business combination and determined to have an indefinite useful life are not amortized, but instead are reviewed for impairment at least annually in accordance with the provisions of SFAS No. 142, Goodwill and Other Intangible Assets. Intangible assets with finite useful lives are amortized over their useful lives.
Goodwill and intangible assets with indefinite lives are tested annually for impairment or more frequently if events and circumstances indicate that the asset might be impaired. An impairment loss is recognized to the extent that the carrying amount exceeds the asset’s fair value. For goodwill, this determination is made at the reporting unit level and consists of two steps. First, the Company determines the fair value of a reporting unit and compares it to its carrying amount. The Company determines estimated fair values of reporting units using the expected present value of future cash flows of the units. Second, if the carrying amount of a reporting unit exceeds its fair value, an impairment loss is recognized for any excess of the carrying amount of the reporting unit’s goodwill over the implied fair value of that goodwill. The implied fair value of goodwill is determined by allocating the fair value of the reporting unit in a manner similar to a purchase price allocation, in accordance with SFAS No. 141, Business Combinations. The residual fair value after this allocation is the implied fair value of the reporting unit. There were no impairment losses with respect to goodwill recognized in 2008, 2007, or 2006.

Triumph HealthCare Holdings, Inc., and Subsidiaries
Notes to Consolidated Financial Statements (continued)
2. Summary of Significant Accounting Policies (continued)
For other indefinite lived intangible assets, if the carrying value of the intangible asset exceeds its fair value, an impairment loss is recognized in an amount equal to that excess. The fair value is determined based on the expected present value of future cash flows. There were no impairment losses recognized in 2008 and 2006. During 2007, the Company ceased using the SCCI tradename and recorded an impairment charge of $1.3 million to effectively write off this intangible asset.
Interest Rate Swaps
The Company utilizes interest rate swap agreements to manage interest rate exposure. These interest rate swap agreements have been designated as cash flow hedges (see Note 7). Changes in the fair values of the Company’s swaps are recorded as a component of other comprehensive loss and reported in the consolidated statements of equity (deficit).
Insurance Programs
The Company is self-insured for general and professional liability claims and maintains excess insurance coverage at varying levels. The provision for professional liability risks and workers’ compensation risks include an estimate of the expected cost to settle reported claims and an amount, based upon past experiences, for losses incurred but not reported. The provision is based on specific claim loss estimates by the Company’s management with input from an independent actuarial analysis using the Company’s experience discounted at a rate of 1.5%.
The provision for professional liability risks, including the cost of coverage maintained with unaffiliated commercial insurance carriers, was approximately $0.9 million, $1.6 million, and $3.1 million for 2008, 2007, and 2006, respectively.
The provision for employer indemnity risks, including the cost of coverage maintained with unaffiliated commercial insurance carriers, was approximately $1.5 million, $1.2 million, and $1.5 million for 2008, 2007, and 2006, respectively.
During 2007, the Company began self-insuring for employee health and dental claims up to an annual individual stop loss limitation of $150,000 per occurrence with a $2.0 million lifetime maximum benefit. The provision for group health and dental risks, including the cost of coverage maintained with unaffiliated commercial insurance carriers, was approximately $10.5 million, $10.7 million, and $9.1 million for 2008, 2007, and 2006, respectively.

Triumph HealthCare Holdings, Inc., and Subsidiaries
Notes to Consolidated Financial Statements (continued)
2. Summary of Significant Accounting Policies (continued)
Stock-Based Compensation
Effective January 1, 2006, the Company adopted SFAS No. 123R, Share-Based Payment. SFAS No. 123R requires nonpublic companies that previously used the minimum value method to value options to apply the prospective transition method upon adoption of the standard. Under this method, no compensation expense is recognized for options awarded prior to January 1, 2006, unless these awards are modified subsequent to the adoption of the standard.
For all awards issued or modified after the adoption of SFAS No. 123R, compensation expense is recognized in the Company’s financial statements over the requisite service period, usually the vesting period, net of estimated forfeitures, based on the fair value as of the grant date. During 2007, all existing awards were modified and, accordingly, are subject to the provisions of SFAS No. 123R. The Company applies the Black-Scholes method to value awards granted after January 1, 2006.
Refer to Note 10 financial information of the Company’s stock option plan.
Noncontrolling Interest
The interest held by other parties in the North Hospital, East Hospital, Southwest Hospital, and Medical Plaza limited partnerships, which are owned and controlled by the Company, are reported in the consolidated balance sheets as noncontrolling interest. The amounts included in the consolidated balance sheets at December 31, 2008 and 2007, represent the other parties’ contributed capital in the respective limited partnership.
Noncontrolling interest reported in the consolidated statements of operations reflect the respective interest in the income or loss of the limited partnerships attributable to the other parties, as determined at the Company’s discretion. The partnership agreements, as amended, provide the Company the discretion to determine the amount, if any, of earnings to allocate and pay the other parties based on their respective ownership interest. Earnings that are not distributed do not accumulate to the benefit of the limited partners. Accordingly, payments determined and made by the Company to other parties represent net income attributable to noncontrolling interest for 2008, 2007, and 2006. The limited partners may also participate in any proceeds from the sale or liquidations of the limited partnerships, to the extent proceeds are determined to be available.

Triumph HealthCare Holdings, Inc., and Subsidiaries
Notes to Consolidated Financial Statements (continued)
2. Summary of Significant Accounting Policies (continued)
Income Taxes
The Company accounts for income taxes in accordance with SFAS No. 109, Accounting for Income Taxes. Under SFAS No. 109, deferred tax assets and liabilities are recognized for the future tax consequences attributable to temporary differences between the financial statement carrying amount of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to reverse. The effect on deferred tax assets and liabilities of a change in tax rates or tax laws is recognized in income in the period that includes the enactment date.
Recent Accounting Pronouncements
In July 2006, the Financial Accounting Standards Board (FASB) issued FASB Interpretation No. 48, Accounting for Uncertainty in Income Taxes — an interpretation of FASB Statement No. 109 (FIN 48). FIN 48 clarifies the accounting for uncertainty in income taxes recognized in an enterprise’s financial statements and prescribes a more-likely-than-not recognition threshold for tax benefits of uncertain tax positions taken or expected to be taken in a tax return. FIN 48 also provides related guidance on measurement, derecognition, classification, interest and penalties, and disclosure. In December 2008, the FASB issued FASB Staff Position (FSP) FIN 48-3, which deferred the effective date of FIN 48 to annual financial statements for fiscal years beginning after December 15, 2008. FIN 48 will be applied to all tax positions upon initial adoption. The cumulative effect of applying the provisions of FIN 48 will be reported as an adjustment to the opening balance of retained earnings (accumulated deficit). The Company is currently evaluating the impact of FIN 48 on the consolidated financial statements and will adopt FIN 48 effective January 1, 2009.
In December 2007, the FASB issued SFAS No. 141 (Revised 2007), Business Combinations (SFAS No. 141R), which replaces SFAS No. 141. SFAS No. 141R retains the purchase method of accounting for acquisitions, but requires a number of changes, including changes in the way assets and liabilities are recognized in the purchase accounting. It also changes the recognition of assets acquired and liabilities assumed arising from contingencies, requires the capitalization of in-process research and development at fair value, and requires the expensing of acquisition-related costs as incurred. SFAS No. 141R is effective for business combinations for which the acquisition date is on or after the beginning of the first annual reporting period beginning on or after December 15, 2008. This statement will be applied prospectively and will not result in any changes to the Company’s historical financial statements.

Triumph HealthCare Holdings, Inc., and Subsidiaries
Notes to Consolidated Financial Statements (continued)
2. Summary of Significant Accounting Policies (continued)
In December 2007, the FASB issued SFAS No. 160, Noncontrolling Interests in Consolidated Financial Statements, an amendment of ARB No. 51. SFAS No. 160 changes the accounting and reporting for noncontrolling interest in a subsidiary. Noncontrolling interest will be recharacterized as noncontrolling interests and will be reported as a component of equity separate from the parent’s equity, and purchases or sales of equity interests that do not result in a change in control will be accounted for as equity transactions. In addition, net income attributable to the noncontrolling interest will be included in consolidated net income on the face of the income statement, and upon a loss of control, the interest sold, as well as any interest retained, will be recorded at fair value with any gain or loss recognized in earnings. SFAS No. 160 is effective for financial statements issued for years beginning after December 15, 2008, except for the presentation and disclosure requirements, which will apply retrospectively. Adoption of this statement by the Company will result in changes related to presentation and disclosure of the Company’s noncontrolling interest and will not affect the Company’s results of operations.
In February 2007, the FASB issued SFAS No. 159, Establishing the Fair Value Option for Financial Assets and Liabilities. SFAS No. 159 was to permit all entities to choose to elect, at specified election dates, to measure eligible financial instruments at fair value. An entity shall report unrealized gains and losses on items for which the fair value option has been elected in earnings at each subsequent reporting date and recognize upfront costs and fees related to those items in earnings as incurred and not deferred. SFAS No. 159 applies to years beginning after November 15, 2007. The adoption of SFAS No. 159, effective January 1, 2008, did not have a material impact on the Company’s consolidated financial statements as the Company did not elect fair value accounting for any asset or liability not currently required to be measured at fair value.
In September 2006, the FASB issued SFAS No. 157, Fair Value Measurements. SFAS No. 157 establishes a framework for measuring fair value and expands disclosures about fair value measurements. The changes to current practice resulting from the application SFAS No. 157 relate to the definition of fair value, the methods used to measure fair value, and the expanded disclosures about fair value measurements. SFAS No. 157 is effective for years beginning after November 15, 2007. In February 2008, the FASB issued FSP FAS 157-1, Application of FASB Statement No. 157 to FASB Statement No. 13 and Other Accounting Pronouncements That Address Fair Value Measurements for Purposes of Lease Classification or Measurement under Statement 13 (FSP 157-1), and FSP FAS 157-2, Effective Date of FASB Statement No. 157 (FSP 157-2). FSP 157-1 amends SFAS No. 157 to remove certain leasing transactions from its

Triumph HealthCare Holdings, Inc., and Subsidiaries
Notes to Consolidated Financial Statements (continued)
2. Summary of Significant Accounting Policies (continued)
scope. FSP 157-2 delays the effective date of SFAS No. 157 for all nonfinancial assets and nonfinancial liabilities, except for items that are recognized or disclosed at fair value in the financial statements on a recurring basis (at least annually), until the beginning of the first quarter of fiscal 2009. The adoption of SFAS No. 157, effective January 1, 2008, did not have a material impact on the Company’s consolidated financial statements.
Reclassifications
Certain 2006 amounts within the consolidated statement of cash flows have been reclassified to conform with the 2008 presentation.
3. Acquisitions
On October 16, 2008, the Company entered into an asset purchase and noncompetition agreement with Saint Joseph Regional Medical Center, Inc. (SJRMC). Under the terms of the agreement, the Company agreed to acquire certain assets of the 32-bed Our Lady of Peace (OLOP) hospital in South Bend, Indiana, and SJRMC agreed to not compete for LTAC services in the defined markets for a defined period. The aggregate purchase price was $7.4 million and was funded with proceeds from the revolving credit facility (see Amended 2006 Credit Facility in Note 6). The estimated fair value of the assets acquired at the date of acquisition consists of property and equipment of $0.2 million, inventory of $0.1 million, trademarks of $0.5 million, licenses of $0.3 million, noncompete agreements of $1.0 million, and goodwill of $5.3 million. The significant factors that contributed to the recognition of goodwill include, but are not limited to, the ability to acquire an established business in a new market with an assembled workforce. The goodwill is expected to be fully deductible for income tax purposes. The final purchase price allocation is expected to be complete in 2009.
On June 5, 2007, the Company entered into an asset purchase and noncompetition agreement with Memorial Hermann Continuing Care (MHCC). The aggregate purchase price was $31.9 million and was funded with proceeds from new debt (see Amended 2006 Credit Facility in Note 6). The estimated fair value of the assets acquired at the date of acquisition consists of property and equipment of $1.5 million, noncompete agreement of $0.5 million, and goodwill of $29.9 million. The significant factors that contributed to the recognition of goodwill include, but are not limited to, economies of scale in connection with the existing hospital operation and the ability to acquire an established business with an assembled workforce. The goodwill is expected to be fully deductible for income tax purposes. The final purchase price allocation was completed in 2008.

Triumph HealthCare Holdings, Inc., and Subsidiaries
Notes to Consolidated Financial Statements (continued)
3. Acquisitions (continued)
As of December 31, 2008, approximately $11.8 million of escrowed funds has been paid to satisfy certain preexisting contingencies related to the SCCI transactions, resulting in approximately $5.7 million remaining funds. Escrowed funding remaining after satisfaction of all preexisting contingencies will be released to the predecessor owner.
4. Property and Equipment
Property and equipment, by major category, are as follows:

	December 31
	2008	2007

Land	$3,575,960	$3,575,960
Buildings	11,431,864	11,440,703
Property and equipment under capital leases	44,162,214	43,757,756
Leasehold improvements	13,932,980	11,045,350
Furniture, fixtures, and equipment	32,556,042	27,419,878
Construction in progress	6,489,744	3,373,899

	112,148,804	100,613,546
Less accumulated depreciation and amortization	(50,004,681)	(38,284,964)

Property and equipment, net	$62,144,123	$62,328,582

Amortization expense under capital leases is included in depreciation and amortization expense. Accumulated amortization for assets under capital leases was $31.3 million and $23.9 million for the years ended December 31, 2008 and 2007, respectively.
In 2008, the Company recorded a charge of $1.8 million related to the disposal of fixed assets, primarily leasehold improvements related to the relocation or closure of certain of its hospitals.

Triumph HealthCare Holdings, Inc., and Subsidiaries
Notes to Consolidated Financial Statements (continued)
5. Goodwill and Other Intangible Assets
A summary of goodwill follows:

Balance, January 1, 2007	$134,917,995
MHCC transaction	29,916,594

Balance, December 31, 2007	164,834,589
Contingent consideration paid on Triumph Transaction	1,164,370
Final MHCC purchase price allocation	1,562
OLOP transaction	5,330,832

Balance, December 31, 2008	$171,331,353

In 2008, the Company completed its final purchase price allocation on the assets acquired in connection with the Triumph transaction, resulting in an increase to previously recorded goodwill of $1.2 million representing additional purchase price to be paid to certain prior owners, which was not previously estimable and was determined in 2008 under the provisions of the purchase agreement.
In 2008, the Company completed its final purchase price allocation on the assets acquired in connection with the MHCC transaction resulting in no significant net increase or decrease to previously recorded goodwill.
In 2006, the Company completed its final purchase price allocation on the assets acquired in connection with the Triumph Transaction resulting in an increase to previously recorded goodwill of $3.9 million representing additional purchase price to be paid to certain prior owners, which was not previously estimable, and was determined in 2006 under the provisions of the purchase agreement.
In 2006, the Company completed its final purchase price allocation on the assets acquired in connection with the SCCI Transaction resulting in a net increase to previously recorded goodwill of $1.0 million. The final purchase price included $1.1 million in estimated settlements of amounts due to Medicare, $(0.5) million in deferred tax assets originating from acquired intangibles, and $0.4 million in estimated collections of patient accounts receivable and other adjustments.

Triumph HealthCare Holdings, Inc., and Subsidiaries
Notes to Consolidated Financial Statements (continued)
5. Goodwill and Other Intangible Assets (continued)
A summary of intangible assets at December 31 follows:

		Accumulated	Carrying	Wtd Avg
	Cost	Amortization	Value	Life

2006
Licenses and certifications (indefinite life)	$21,897,000	$—	$21,897,000
Trademarks (indefinite life)	12,908,400	—	12,908,400
Certificates of need (indefinite life)	9,000	—	9,000
Noncompete agreements	4,500,000	(3,250,000)	1,250,000	3

	$39,314,400	$(3,250,000)	$36,064,400

2007
Licenses and certifications (indefinite life)	$21,897,000	$—	$21,897,000
Trademarks (indefinite life)	11,600,000	—	11,600,000
Certificates of need (indefinite life)	9,000	—	9,000
Noncompete agreements	484,956	(48,380)	436,576	5

	$33,990,956	$(48,380)	$33,942,576

2008
Licenses and certifications (indefinite life)	$22,377,552	$—	$22,377,552
Trademarks (indefinite life)	12,100,000	—	12,100,000
Certificates of need (indefinite life)	9,000	—	9,000
Noncompete agreements	1,484,956	(180,576)	1,304,380	6

	$35,971,508	$(180,576)	$35,790,932

Amortization expense computed by the straight-line method totaled $0.1 million, $1.3 million, and $1.5 million for 2008, 2007, and 2006, respectively. Licenses and certifications, trademarks, and certificates of need are considered perpetual and therefore are not subject to amortization.
Estimated annual amortization expense for intangible assets at December 31, 2008, will approximate $0.2 million for each the years 2009 through 2012 and $0.1 million for 2013.

Triumph HealthCare Holdings, Inc., and Subsidiaries
Notes to Consolidated Financial Statements (continued)
6. Notes Payable
Notes payable consist of the following:

	December 31
	2008	2007

First lien term loan	$299,495,000	$302,555,000
First lien revolving credit facility	15,000,000	—
Second lien term loan	90,000,000	90,000,000
Note payable to a bank bearing interest at prime plus 1%, but not less than 5% nor greater than 7.5%, payable in monthly installments through January 2011 and $4.5 million due February 2011; secured by the land and property of the Medical Plaza, and guarantees of New Triumph LLP and New Triumph LLC	4,830,728	4,988,875

Subtotal	409,325,728	397,543,875
Less current portion	(3,231,695)	(3,218,146)

Notes payable excluding current portion	$406,094,033	$394,325,729

In July 2006, the Company issued amended and restated credit facilities (2006 Credit Facility) totaling $345.0 million and consisting of the following: (a) $230.0 million first lien term loan bearing interest at LIBOR plus 3.0%, payable in quarterly installments of $575,000 through June 2013 and $214.5 million due July 2013; (b) $80.0 million second lien term loan bearing interest at LIBOR plus 8.0%, interest payable quarterly with principal due in full in July 2014; and (c) $35.0 million revolving credit facility bearing interest at LIBOR plus 3%.
The Company incurred $7.1 million of debt financing costs related to the 2006 Credit Facility. This amount is included in other assets in the consolidated balance sheet. The debt financing costs are amortized over the life of the first lien term loan under the Amended 2006 Credit Facility (see below).
The proceeds of the 2006 Credit Facility were used primarily to fund $67.0 million in dividends to common stockholders and related transaction expenses, as well as redeem the Company’s previously issued notes payable. The Company prepaid the outstanding balance of $238.8 million of the previously existing credit facility with the proceeds of the 2006 Credit

Triumph HealthCare Holdings, Inc., and Subsidiaries
Notes to Consolidated Financial Statements (continued)
6. Notes Payable (continued)
Facility and incurred a penalty payment of $1.6 million. The payment penalty and the write-off of unamortized deferred financing costs of $4.7 million results in loss from extinguishment of debt of $6.3 million for the year ended December 31, 2006.
In June 2007, the Company amended the 2006 Credit Facility allowing for an additional $86.0 million borrowing (Amended 2006 Credit Facility). The Amended 2006 Credit Facility consists of the following: (a) $304.1 million first lien term loan bearing interest at LIBOR plus 3% (3.47% at December 31, 2008), payable in quarterly installments of $765,000 through June 2013, and $285.7 million due July 2013; (b) $90.0 million second lien term loan bearing interest at LIBOR plus 8% (8.47% at December 31, 2008), interest payable quarterly with principal due in full in July 2014; and (c) $35.0 million revolving credit facility bearing interest at LIBOR plus 3% (3.47% at December 31, 2008). The Company had outstanding borrowings of $15.0 million under the revolving credit facility at December 31, 2008. The amount available for borrowing under this facility is further reduced by $1.9 million in committed letters of credit. The letters of credit are issued as collateral for the Company’s obligations under certain leasing arrangements and generally have terms of less than two years.
The Company incurred $2.7 million of debt financing costs related to the Amended 2006 Credit Facility. This amount is included in other assets in the consolidated balance sheet. The debt financing costs are amortized over the life of the first lien term loan under the Amended 2006 Credit Facility.
The Amended 2006 Credit Facility is collateralized by substantially all of the Company’s assets. The Company’s Amended 2006 Credit Facility has restrictive covenants related to certain debt coverage requirements, the total amount of capital expenditures, and other matters. As of December 31, 2008, the Company was in compliance with all debt covenants.
The Company’s notes payable, long-term debt, and capital lease obligations (see Note 8) carrying values at December 31, 2008 and 2007, approximate fair value.

Triumph HealthCare Holdings, Inc., and Subsidiaries
Notes to Consolidated Financial Statements (continued)
6. Notes Payable (continued)
The aggregate annual maturities of notes payable at December 31, 2008, are as follows:

2009	$3,231,695
2010	3,245,216
2011	7,533,817
2012	3,060,000
2013	302,255,000
Thereafter	90,000,000

Total	$409,325,728

7. Interest Rate Swaps
In December 2007, the Company entered into two interest rate swap agreements, which expire in December 2009, that effectively converted the interest rates on $199.5 million of the first lien term loan from variable to fixed rates. Under the swap agreements, the Company pays a weighted-average fixed rate of 3.91% and receives a variable rate based on one-month LIBOR. The interest rate swaps qualified as a cash flow hedge under SFAS No. 133, Accounting for Derivative Instruments and Hedging Activities, in 2007. The interest rates, reset dates, and other key provisions were consistent with the underlying loan agreement and, therefore, there was no hedge ineffectiveness during 2007. Losses of $2.7 million and $0.9 million on the interest rate swap agreements for 2008 and 2007, respectively, were included in other comprehensive loss, net of tax. Losses will be recognized in interest expense in the same period and to the extent that the hedged interest payments affect earnings. The Company recognized interest expense of $1.9 million and interest income of $0.1 million in 2008 and 2007, respectively, as a result of these agreements.
8. Lease Commitments
Capital Leases
Certain of the Hospitals lease the land and building of their facilities under ten-year leases that are classified as capital leases. Each Hospital is responsible for taxes, insurance, and maintenance on the leased facility. The leases are guaranteed by a subsidiary of the Company. They are renewable at the option of each Hospital for two five-year terms at rates adjusted for changes in the Consumer Price Index. The Company also has an insignificant amount of equipment under capital leases.

Triumph HealthCare Holdings, Inc., and Subsidiaries
Notes to Consolidated Financial Statements (continued)
8. Lease Commitments (continued)
Lease commitments under capital leases at December 31, 2008, are as follows:

2009	$5,515,991
2010	3,247,662
2011	2,989,883
2012	2,989,883
2013	498,313
Thereafter	—

Total minimum lease payments	15,241,732
Less amounts representing interest	(2,723,087)

Present value of minimum lease payments	12,518,645
Less current portion	(4,246,198)

Obligations under capital leases, excluding current portion	$8,272,447

In March 2007, the Company amended its existing lease agreements for the North Hospital’s 98-bed facility and the East Hospital’s 93-bed facility, which are currently accounted for as capital leases under SFAS No. 13, Accounting for Leases. Under the provisions of the amended agreements, the Company extended the terms, originally set to expire in 2010, through the first five-year renewal period ending in 2015. The Company expects to account for these facility leases as operating leases during the respective renewal periods in accordance with the provisions of SFAS No. 13.
Operating Leases
Certain of the Hospitals’ lease facilities and equipment that are classified as operating leases, are subject to rent increases due to improvements and inflation and subject to renewal and purchase options, as defined. Future minimum payments of facilities and equipment leases are as follows:

2009	$13,943,252
2010	15,522,469
2011	15,328,304
2012	15,314,062
2013	15,779,836
Thereafter	115,334,033

$191,221,956

In December 2007, the Company entered into a 15-year operating lease and relocated its Amarillo Hospital. Under the terms of the lease, the Company has three consecutive five-year renewal options.

Triumph HealthCare Holdings, Inc., and Subsidiaries
Notes to Consolidated Financial Statements (continued)
8. Lease Commitments (continued)
In January 2007, the Southwest Hospital entered into a termination, temporary occupancy, and mutual release agreement with the buyer, whereby the operating lease for a satelite facility was effectively terminated. In March 2007, the Southwest Hospital relocated its satellite operations to a new host facility and entered into a new three-year lease agreement with a third party. The Company terminated this lease in June 2007 commensurate with the Southwest Hospital entering into a ten-year operating lease for its HwH 66-bed Town & Country hospital facility in Houston, Texas. Under the terms of the lease, the Company has two consecutive five-year renewal options.
Rent expense, recognized on a straight-line basis over the original lease terms, was $16.4 million, $14.3 million, and $11.5 million for the years ended December 31, 2008, 2007, and 2006, respectively. As of December 31, 2008 and 2007, the Company had $5.2 million and $3.6 million, respectively, of deferred rent recorded in other long-term obligations, $1.6 million, $1.5 million, and $1.2 million of which originated in 2008, 2007, and 2006 respectively.
9. Fair Values of Financial Instruments
The Company adopted SFAS No. 157 on January 1, 2008, which, among other things, requires enhanced disclosures about assets and liabilities measured at fair value. As required, the Company’s adoption of SFAS No. 157 was limited to financial assets and liabilities, which relates to the Company’s money market investments and interest rate swap agreements. SFAS No. 157 defines fair value as the price that should be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date (exit price). SFAS No. 157 includes a fair value hierarchy that is intended to increase consistency and comparability in fair value measurements and related disclosures. The fair value hierarchy is based on inputs to valuation techniques that are used to measure fair value that are either observable or unobservable. Observable inputs reflect assumptions market participants would use in pricing an asset or liability based on market data obtained from independent sources while unobservable inputs reflect a reporting entity’s pricing based upon their own market assumptions. The fair value hierarchy consists of the following three levels:

Level 1:	Observable quoted market prices in active markets for identical assets or liabilities.

Level 2:	Observable inputs other than Level 1, such as quoted prices in active markets for similar assets or liabilities, quoted prices for identical or similar assets or liabilities in markets that are not active, or inputs other than quoted prices that are observable for the asset or liability.

Triumph HealthCare Holdings, Inc., and Subsidiaries
Notes to Consolidated Financial Statements (continued)
9. Fair Values of Financial Instruments (continued)

Level 3:	Unobservable inputs for the asset or liability that are significant to the fair value of the assets or liabilities.
The Company utilizes the best available information in measuring fair value. The following table summarizes the valuation of the Company’s financial instruments by the above SFAS No. 157 pricing levels as of December 31, 2008:

	Fair Value Measurements			Assets/Liabilities
	Level 1	Level 2	Level 3	at Fair Value

Assets:
Cash and cash equivalents — money market investments	$21,259,859	$—	$—	$21,259,859

	$21,259,859	$—	$—	$21,259,859

Liabilities:
Interest rate swap agreements	$—	$5,900,706	$—	$5,900,706

	$—	$5,900,706	$—	$5,900,706

Money Market Investments
Money market investments are valued at quoted prices available in an active market and are classified within Level 1 of the valuation hierarchy.
Interest Rate Swap Agreements
The fair values of interest rate swap agreements are determined based on the present value of expected future cash flows using discount rates appropriate with the risks involved and are classified within Level 2 of the valuation hierarchy.
The Company currently has no other financial instruments subject to fair value measurement on a recurring basis.

Triumph HealthCare Holdings, Inc., and Subsidiaries
Notes to Consolidated Financial Statements (continued)
10. Stockholders’ Equity (Deficit) and Stock Options
Common Stock
In December 2008, the Company’s Board of Directors increased the number of authorized shares of the Company to 10,542,903, consisting of 10,242,903 shares of Class A common stock and 300,000 shares of Class B nonvoting common stock. 7,606,300 shares of Class A common stock and 300,000 shares of Class B nonvoting common stock were issued and outstanding at December 31, 2008.
Stock Options
In October 2004, the Company adopted the 2004 Stock Option and Grant Plan (the Option Plan). The purpose of the Option Plan is to encourage and enable the officers, employees, directors, consultants, and other key persons of the Company to acquire a proprietary interest in the Company as an incentive to continue their employment or service. The Option Plan provides that it will be administered by the Board of Directors, or a committee appointed by the Board of Directors, which determines recipients and types of options to be granted, including the number of shares under the option and the exercisability of the shares.
The Option Plan provides for the grant of incentive stock options to employees and nonstatutory stock options to employees, directors, consultants, and other key persons of the Company. The Option Plan also permits the grant of both restricted and unrestricted stock purchase awards. Incentive stock options have an exercise price of 100% of the fair market value of the Company’s Class A common stock on the date of grant. Incentive stock options have a ten-year term. Stock options awarded under the Option Plan vest ratably over a five-year period beginning with the date of grant. The exercise price for nonstatutory stock options and the purchase price for other stock awards are determined by the Board of Directors. However, the plan administrator may award bonuses in consideration of past services without a purchase payment.
The Black-Scholes option pricing model assumptions used by the Company are:

	2008	2007	2006

Risk free interest rate	3.50%	4.25—4.75%	4.56—5.45%
Expected life (years)	7	7	7
Volatility	47	51	51
Expected annual dividend yield	—	—	—

Triumph HealthCare Holdings, Inc., and Subsidiaries
Notes to Consolidated Financial Statements (continued)
10. Stockholders’ Equity (Deficit) and Stock Options (continued)
Because the Company does not have publicly traded equity, it has developed a volatility assumption to be used for option valuation based upon an index of publicly traded peer companies. The Company recorded stock-based compensation expense of $180,000, $131,000, and $0 during the years ended December 31, 2008, 2007, and 2006, respectively.
The following is a summary of option activity under the Company’s Option Plan:

			Weighted-
	Shares		Average
	Under	Option	Exercise
	Option	Price Per Share	Price

Outstanding at January 1, 2006	509,575	$0.05 to $5.00	$0.87
Granted	144,381	$3.00 to $3.50	3.15

Outstanding at December 31, 2006	653,956	$0.05 to $5.00	1.38
Granted	25,000	$1.24	1.24
Exercised	(429,646)	$0.05 to $1.24	0.06

Outstanding at December 31, 2007	249,310	$1.24	1.24
Granted	79,944	$7.11	7.11
Exercised	(32,176)	$1.24	1.24

Outstanding at December 31, 2008	297,078	$1.24 to $7.11	2.97

In September 2007, the Company amended all outstanding stock options with an exercise price from $3.00 to $5.00 to an exercise price of $1.24, which reflected management’s estimate of the current fair value of the Company’s equity. The Company recorded compensation expense of $40,000 as a result of these modifications in 2007. The Company expects to recognize compensation expense as these awards vest in future periods as follows: $79,000 in 2009, $77,000 in 2010, $29,000 in 2011, and none thereafter.
In December 2007, the Company accelerated the vesting of all outstanding stock options with an exercise price of $0.05 totaling 254,787 options. Upon exercise of these options, holders of these awards were issued an equal number of restricted shares of Class A common stock. Restricted shares of common stock will vest ratably over the remainder of the five-year period beginning with the initial stock option grant. The Company expects to recognize compensation expense of $1,500 over the vesting period based upon the fair value of the Class A common stock at the date of the award modification.

Triumph HealthCare Holdings, Inc., and Subsidiaries
Notes to Consolidated Financial Statements (continued)
10. Stockholders’ Equity (Deficit) and Stock Options (continued)
In December 2008, the Company’s Option Plan was amended to, among other things, reflect the increase in authorized shares as approved by the Company’s Board of Directors.
The following table summarizes information about stock options outstanding at December 31, 2008:

	Options Outstanding			Options Exercisable
Weighted-
Average
		Remaining	Weighted-		Weighted-
	Number	Contractual	Average	Number	Average
Exercise	Outstanding	Life (In	Exercise	Exercisable	Exercise
Price	as of 2008	Years)	Price	as of 2008	Price
$1.24	217,134	7.3	$1.24	81,531	$1.24
7.11	79,944	9.3	7.11	15,988	7.11
The following is a summary of the nonvested options as of December 31, 2008, and changes during the year then ended, under the Company’s Option Plan:

	2008
		Weighted
		Average Grant
	Options	Date Fair Value
Nonvested at beginning of year	186,465	$1.24
Granted	79,944	7.11
Vested	(48,262)	3.18
Exercised	(18,588)	1.24

Nonvested at end of year	199,559	3.12

Restricted Stock
Restricted stock of 254,787 shares was issued at $0.05 per share in 2007 upon the exercise of certain employee stock options. As of December 31, 2008, 246,294 shares of restricted common stock are outstanding. Restricted stock is subject to repurchase rights.

Triumph HealthCare Holdings, Inc., and Subsidiaries
Notes to Consolidated Financial Statements (continued)
10. Stockholders’ Equity (Deficit) and Stock Options (continued)
Warrants
As of December 31, 2008, warrants to purchase 538,850 shares of Class A common stock at an exercise price of $0.01 per share are outstanding. The warrants are exercisable through October 2014.
Aggregate Shares Reserved for Issuance
As of December 31, 2008, an aggregate of 2,769,148 shares of Class A common stock were reserved for issuance of outstanding stock options and stock grants, of which approximately 1,500,000 shares were available for future grants under the Company’s Option Plan.
11. 401(k) Plan
In December 2006, the Company adopted a voluntary 401(k) plan (2006 Plan) for substantially all full-time employees. The 2006 Plan provides for salary reduction contributions by employees and matching contributions by the Company. Matching contributions under the 2006 Plan are 25% of participant contributions up to 6% of their annual salary. The Company’s matching contributions were $0.7 million, $0.6 million, and $0.3 million for the years ended December 31, 2008, 2007, and 2006, respectively. Company contributions are vested based on the employees’ years of service.
12. Income Taxes
The Company’s expense (benefit) for income taxes, including $2.3 million of defined tax benefit allocated to other comprehensive loss in 2008, is as follows:

	Year Ended December 31
	2008	2007	2006

Current tax expense:
Federal	$10,557,764	$7,705,733	$3,402,311
State and local	1,296,885	1,461,552	784,096

	11,854,649	9,167,285	4,186,407

Deferred tax expense (benefit):
Federal	(1,967,197)	(2,984,965)	(461,874)
State	10,902	(419,518)	(79,178)

Net income tax expense	$9,898,354	$5,762,802	$3,645,355

Triumph HealthCare Holdings, Inc., and Subsidiaries
Notes to Consolidated Financial Statements (continued)
12. Income Taxes (continued)
A portion of consolidated net income represents income attributable to other partners who are responsible for the tax on that income. Accordingly, only the portion of income from those partnerships attributable to our ownership interest is included in taxable income on the tax return and financial statements.
The Company has recognized its portion of current-year income tax expense attributed to current-year federal and state tax liabilities. Differences between the federal statutory income tax rate are attributed primarily to state income tax expenses and the cumulative impact of a change in effective tax rate applied to beginning deferred tax assets.
Deferred income taxes reflect the future tax consequences of differences between the tax bases of assets and liabilities and their financial reporting amounts. Significant components of the Company’s deferred tax assets (liabilities) are as follows:

	December 31
	2008	2007

Deferred tax assets:
Property, plant, and equipment	$11,939,627	$9,765,993
Accounts receivable allowances	2,975,220	2,101,277
Accrued expenses	3,909,407	4,076,421
Other comprehensive income	2,328,432	—
Net operating loss and tax credit carryforwards	3,006,314	3,269,726

Gross deferred tax assets	24,159,000	19,213,417

Less valuation allowance	(557,481)	(557,481)

Total deferred tax assets	23,601,519	18,655,936

Deferred tax liabilities:
Prepaid expenses	(1,160,081)	(941,669)
Intangibles	(16,299,131)	(13,528,254)

Total deferred tax liabilities	(17,459,212)	(14,469,923)

Net deferred tax asset	$6,142,307	$4,186,013

As of December 31, 2008 and 2007, the Company had federal net operating loss carryforwards of approximately $7.3 million and $8.0 million, respectively. The federal net operating loss carryforwards expire in the years 2012 through 2018.

Triumph HealthCare Holdings, Inc., and Subsidiaries
Notes to Consolidated Financial Statements (continued)
12. Income Taxes (continued)
Utilization of net operating losses and tax credits are subject to limitations. Limitations that may apply include Section 382 of the Internal Revenue Code, which provides for annual limitations on utilization of certain loss carryforwards.
In assessing the realizability of deferred tax assets, management considers whether it is more likely than not that some portion of the deferred tax asset will not be realized. The ultimate realization of deferred tax assets is dependent upon the generation of future taxable income during the periods in which those temporary differences become deductible. The Company has provided a valuation allowance of $0.6 million as of December 31, 2008, 2007, and 2006.
13. Contingencies
Litigation
In the normal course of business, the Company may become subject to lawsuits and other claims and proceedings. Such matters are subject to uncertainty, and outcomes are not predictable with assurance. Management is not aware of any pending or threatened lawsuits or proceedings that would have a material adverse effect on the Company’s consolidated financial position, liquidity, or results of operations.
Tax-Related Matter
During 2008, the Internal Revenue Service (IRS) began an examination of the Company’s 2006 federal income tax return. In April 2009, the IRS examining agent has issued a letter recommending proposed adjustments that, if completely upheld, would increase the Company’s tax liability by approximately $0.3 million before considering any interest and penalties. The Company anticipates appealing these proposed adjustments. Management is of the opinion that the ultimate resolution of this matter will not adversely affect the accompanying consolidated financial statements. No provision for liability, if any, that may result has been recorded in the accompanying financial statements.

Triumph HealthCare Holdings, Inc., and Subsidiaries
Notes to Consolidated Financial Statements (continued)
13. Contingencies (continued)
Regulatory Compliance
The U.S. Department of Justice and other federal agencies are increasing resources dedicated to regulatory and compliance investigations of healthcare providers. The Hospitals are subject to these regulatory efforts and have corporate compliance committees that monitor and respond to regulatory changes and any issues that may arise. The Company, through its acquired subsidiary SCCI, was a defendant in a lawsuit filed in federal court under the False Claims Act by several former employees of one of the Houston hospitals, alleging violation of the Stark Law, as well as other false claims to Medicare and retaliatory discharge. The United States intervened in the case with respect to the alleged Stark Law violations only. During 2006, this action was settled by all parties with funds available in the $17.5 million escrow balance established under the terms of the SCCI Transaction. In November 2006, the Company received a subpoena from the U.S. Department of Health and Human Services (HHS) requesting certain documents at its Detroit hospital, a former SCCI facility (the Detroit Matter). Escrow funds of $5.7 million remain at December 31, 2008, related to the acquisition of SCCI. These funds have been established to satisfy preexisting contingencies, including this pending issue. The Company has complied with the subpoena and intends to cooperate with HHS if the matter proceeds further. Management is not aware of any other issues of noncompliance with federal regulations or any current or pending federal investigations of noncompliance issues.
Regulatory Environment
In order to qualify for payment under the LTCH-PPS, a facility must be certified as a hospital by Medicare, have an average Medicare inpatient length of stay of greater than 25 days, and meet certain facility criteria. Prior to qualifying under the LTCH-PPS, facilities are classified as short-term acute care hospitals and therefore receive lower payments under the acute or inpatient rehabilitation facility prospective payments systems. New LTACs continue to be paid under these systems for a minimum of six months while they establish the required average length of stay and meet certain additional Medicare LTAC requirements. All of the Company’s LTACs are currently qualified to receive full payment under the LTCH-PPS.
LTACs are typically operated either as stand-alone facilities or as separate provider units within traditional acute care hospitals. These hospitals within a hospital (HwHs) must satisfy additional standards. An HwH must establish itself as a hospital separate from its host by, among other things, obtaining separate licensure and certification, not having common control with its host hospital or a common parent organization, and having a separate chief executive officer, chief medical officer and medical staff.

Triumph HealthCare Holdings, Inc., and Subsidiaries
Notes to Consolidated Financial Statements (continued)
13. Contingencies (continued)
The Medicare, Medicaid, and SCHIP Extension Act of 2007 (MMSEA) was signed into law on December 29, 2007, and provides relief to LTACs on several issues. For three years from this date: (a) CMS is prevented from applying the short stay outlier inpatient prospective payment methodology (IPPS), (b) implementation of one-time budget neutrality adjustment is precluded, (c) application of the 25% Rule for freestanding and grandfathered LTACs is prevented, (d) relief is provided from the 25% Rule for HwHs and satellite facilities by capping referral limitations at 50% for urban HwHs and 75% for rural and Metropolitan Statistical Area dominant HwHs, (e) a moratorium is imposed on new LTACs, and (f) medical necessity review for admissions and continued stays is expanded. In addition, the standard federal rate for discharges from April 1, 2008 to June 30, 2008, was reduced from $38,356 to $38,086 pursuant to MMSEA. The 25% Rule refers to a CMS regulation that previously limited to 25% the number of patients that a HwH can admit from its host hospital and be paid according to LTCH-PPS. The Company recorded reductions in revenues of approximately $0.2 million and $1.4 million as a result of the 25% Rule in 2008 and 2007, respectively.
On May 9, 2008, CMS issued the final rule for Rate Year 2009. This rule is effective for discharges occurring on or after July 1, 2008 through September 30, 2009. This final rule adopts a 15-month rate update and moves LTCH-PPS from a July–June update cycle to the same update cycle as the traditional acute care hospital rule so as to coincide with the annual update for the diagnosis related groups used for LTAC patients. Included in the final rule was an increase to the standard federal rate of 2.7%, from $38,086 to $39,114, an increase in the cost outlier fixed-loss threshold from $20,738 to $22,960, and updated wage indices.
On May 22, 2008, CMS issued an interim final rule with comment period to implement portions of the MMSEA that had not been previously addressed in the rulemaking process. Among other things, this interim final rule established a definition for “freestanding” LTACs as a hospital that (a) has a Medicare provider agreement, (b) has an average length of stay of greater than 25 days, (c) does not occupy space in a building used by another hospital, (d) does not occupy space in one or more separate or entire building located on the same campus as buildings used by another hospital, and (e) is not part of a hospital that provides inpatient services in a building also used by another hospitals.
On August 19, 2008, CMS issued the final rule that included final MS-LTC-DRG weight updates for discharges on or after October 1, 2008.

Triumph HealthCare Holdings, Inc., and Subsidiaries
Notes to Consolidated Financial Statements (continued)
13. Contingencies (continued)
The American Recovery and Reinvestment Tax Act of 2009 (ARRTA) was signed into law on February 14, 2009, and includes several provisions regarding LTACs. ARRTA changed the effective date of changes made to the 25% Rule by MMSEA to be effective for cost reports beginning on or after July 1, 2007, from cost reports beginning on or after December 29, 2007. This change prevents hospitals with cost reports beginning between those dates from being subject to the first step down of the phase in of the 25% Rule before receiving the relief granted by MMSEA. Also, ARRTA provided relief from the 25% Rule to the set of hospitals defined by the May 22, 2008 interim final rule. These hospitals were unintentionally excluded from MMSEA and were defined as a group by this interim final rule to be those which are co-located with a provider-based off-campus location of an IPPS hospital. AARTA extends the relief provided by MMSEA to these co-located hospitals and satellites.
One of the provisions of MMSEA was to expand review of medical necessity for LTAC claims. CMS was to contract with fiscal intermediaries or Medicare administrative contractors who would review the medical necessity of admissions to LTAC hospitals and the continued stay at such hospitals for Medicare patients. Wisconsin Physicians Service has been selected as the claims review contractor, and AdvanceMed has been selected as the sampling contractor. These reviews are being performed as a demonstration project for a statistically valid sample of Medicare discharges occurring on or after October 1, 2007, and will continue for three years through October 1, 2010. At the conclusion of the demonstration project, on October 1, 2010, the Secretary of Health and Human Services will determine whether to continue this review of medical necessity. The Company has had claims selected for review from all of its hospitals. Management believes services provided were appropriate and medically necessary in compliance with applicable regulations. The ultimate outcome of the demonstration project and its impact on the Company’s consolidated financial statements cannot be determined at this time.
14. Subsequent Events
In December 2007, the FASB issued SFAS No. 160, Noncontrolling Interests in Consolidated Financial Statements, an amendment of ARB No. 51. SFAS No. 160 amends ARB 51 to establish accounting and reporting standards for the noncontrolling interest in a subsidiary and for the deconsolidation of a subsidiary. SFAS No. 160 requires companies to report a noncontrolling interest in a subsidiary as equity. Additionally, companies are required to include amounts attributable to both the parent and the noncontrolling interest in the consolidated net income and provide disclosure of net income attributable to the parent and to the noncontrolling interest on

Triumph HealthCare Holdings, Inc., and Subsidiaries
Notes to Consolidated Financial Statements (continued)
14. Subsequent Events (continued)
the face of the consolidated statement of operations. As a result of the retroactive adoption of the presentation and disclosure requirements of SFAS No. 160, the Company made certain reclassifications to 2008, 2007, and 2006 information. Minority interest is now referred to as noncontrolling interest; amounts previously described as stockholders’ equity are now referred to as total Triumph HealthCare Holdings, Inc., stockholders’ equity (deficit); noncontrolling interest is now included in total equity in the consolidated balance sheets; and amounts previously described as net income are now described as net income attributable to Triumph HealthCare Holdings, Inc.
In July 2009, the Company entered into a 10-year operating lease in the greater metropolitan Houston area, with annual lease payments of approximately $1.2 million. Under the terms of the lease, the Company has four consecutive five-year renewal options. Additionally, the lessor has also agreed to not provide LTAC services within a defined area during the original term of the lease. The Company anticipates commencement of the lease upon completion of scheduled tenant improvements.
On September 11, 2009, the Company entered into an asset purchase and noncompetition agreement with Saint Agnes Long-Term Intensive Care, LLP, St. Agnes Continuing Care Center, and Mercy Health System (collectively, the Sellers). The closing of the acquisition is pending approval by the Pennsylvania Attorney General and the applicable State Court of the Commonwealth of Pennsylvania, Orphan’s Court Division, and is anticipated to be effective in the fourth quarter of 2009. Under the terms of the agreement, the Company agreed to acquire certain assets of the 58-bed St. Agnes hospital in Philadelphia, Pennsylvania, and Sellers agree to not compete for LTAC services in the defined markets for a ten-year period. The aggregate purchase price is expected to be $5.1 million and will be funded from working capital. Additionally, the Company entered into a 10-year operating lease from St. Agnes Continuing Care Center, with annual lease payments of approximately $0.5 million. Under the terms of the lease, the Company has two five-year renewal options.
On October 30, 2009, the Detroit Matter (see Note 13) was settled by all parties with funds available in the escrow balance established under the terms of the SCCI Transaction.
On November 3, 2009, the Company entered into a definitive agreement whereby RehabCare Group, Inc. (RehabCare) will acquire all of the Company’s outstanding common stock, warrants, and stock options for a purchase price of $570 million, less proceeds used to retire the Company’s indebtedness under the Amended 2006 Credit Facility, subject to certain working

Triumph HealthCare Holdings, Inc., and Subsidiaries
Notes to Consolidated Financial Statements (continued)
14. Subsequent Events (continued)
capital and other purchase price adjustments. The transaction has been approved by the Company’s Board of Directors and is expected to close on or about December 1, 2009. If RehabCare fails to deliver the purchase price and close the transaction prior to January 4, 2010, then RehabCare will be required to pay the Company a termination fee of $20 million.